FOR IMMEDIATE RELEASE

DARA Receives Anticipated Notice of Non-Compliance from NASDAQ

Raleigh, NC, March 19, 2010 - On March 16, 2010, DARA BioSciences, Inc. (NASDAQ: DARA) received notice from the Listing Qualifications Staff of The NASDAQ Stock Market LLC ("NASDAQ") indicating that the Company had not timely regained compliance with the $1.00 bid price requirement, as set forth in Listing Rule 5550(a)(2). DARA plans to timely request a hearing before a NASDAQ Listing Qualifications Panel (the "Panel"), at which it will request the continued listing of its securities on The NASDAQ Capital Market pending the completion of its plan to evidence compliance with the minimum bid price requirement. As such, the Staff's determination has no impact on the Company's listing at this time.

Pursuant to Listing Rule 5815(c), the Panel has the authority to grant DARA up to an additional 180 days from the date of the Staff's letter dated March 16, 2010 (i.e., through September 13, 2010) to implement its plan and evidence compliance with the minimum bid price requirement. However, there can be no assurance that the Panel will grant DARA's request for continued listing on NASDAQ.

As announced on September 21, 2009, DARA received notice from NASDAQ that for the 30 consecutive business days preceding September 15, 2009, the bid price of its common shares had closed below the minimum $1.00 bid price requirement. In accordance with Listing Rule 5810(c)(3)(A), DARA was granted180 calendar days, or until March 15, 2010, to evidence compliance with that requirement.

About DARA BioSciences, Inc.

DARA BioSciences, Inc. is a Raleigh, North Carolina based biopharmaceutical drug development company that acquires promising therapeutic small molecules and develops them through proof of concept in humans for subsequent sale or out-licensing to larger pharmaceutical companies. Presently DARA has two drug candidates with cleared IND's (Investigational New Drug) Applications from the US FDA. One of these drug candidates KRN5500 has successfully completed a Phase 2a clinical trial treating cancer patients for neuropathic pain. It has a portfolio of drug candidates for neuropathic pain, type 2 diabetes, and psoriasis. For more information please contact the Company at 919-872-5578 or visit our web site at http://www.darabio.com.

CONTACT: Cameron Associates, Inc.

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com